Exhibit 10.3

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of September 6, 2013 (the “Effective Date”), is entered into by and between Double Black Diamond, L.P., a Delaware limited partnership (“DBD LP”), Double Black Diamond Offshore Ltd., a Cayman Islands exempted company (“Double Offshore”), Black Diamond Offshore Ltd., a Cayman Islands exempted company (“Offshore,” and along with DBD LP and Double Offshore, collectively, the “Investor”) and SWK Holdings Corporation, a Delaware corporation (the “Company”, and together with Investor, the “Parties” and, each individually, a “Party”).

RECITALS:

WHEREAS, simultaneously herewith, Investor and the Company are entering into a Loan Agreement (as may be amended from time to time, the “Loan Agreement”) whereby, on the terms and subject to the conditions set forth therein, Investor will provide the Company with capital to fund additional financings in the life sciences industries consistent with the past business practices of the Company;

WHEREAS, as a material inducement to the Company entering into the Loan Agreement, Investor has agreed to enter into this Agreement to vote certain Excess Shares (as defined herein) in accordance with the terms herein; and

WHEREAS, as a material inducement to Investor entering into the Loan Agreement, the Company has agreed to enter into this Agreement to grant certain rights to Investor in connection with future equity issuances by the Company in accordance with the terms herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

Section 1.     REPRESENTATIONS AND WARRANTIES.

1.1.     Representations and Warranties. Each Party represents and warrants to the other Party as follows:

(a)     Such Party has the requisite power, authority and legal capacity to enter into and deliver this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed and delivered by such Party and, assuming its due authorization, execution and delivery by the other Party, is a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(b)     The execution and delivery of this Agreement by such Party do not, and the performance of this Agreement by such Party will not, (i) conflict with or violate any laws or (ii) conflict with or violate any contract or other instrument to which such Party is a party or by which such Party is bound, including, without limitation, any voting agreement, stockholders agreement or voting trust, except to the extent waived on or prior to the date hereof.

(c)     The execution and delivery of this Agreement by such Party do not, and the performance of this Agreement by such Party will not, require such Party to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person.

(d)     As of the Effective Date and immediately prior to the issuance of warrants to Investor pursuant to that certain Warrant Agreement, dated as of the Effective Date, by the Company in favor of Investor (the “Warrant Agreement”), Investor and its Affiliates either directly or indirectly beneficially own 12,149,100 shares of Common Stock (the “Investor Shares”). Except for the Investor Shares, as of the Effective Date and immediately prior to the issuance of warrants to Investor pursuant to the Warrant Agreement, Investor and its Affiliates do not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. For purposes of this Agreement, “Affiliate” means, as to any person or entity, each other person or entity that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such person or entity, provided that, for purposes of this Agreement, the Company and its subsidiaries shall not be deemed Affiliates of the Investor and vice versa. A person or entity shall be deemed to be “controlled by” any other person or entity if such other person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.

Section 2.     AGREEMENT TO VOTE

2.1.     Agreement to Vote.

(a)     During the Voting Period, Investor will (and, if applicable, will cause any of its Affiliates who have the right to vote or direct the voting of any Excess Shares to) (1) appear at any meeting of stockholders and shall appear or otherwise cause any Excess Shares to be counted as present thereat for purposes of calculating a quorum and (2) vote (or cause to be voted), in person or by proxy, on any matter properly brought before the stockholders of the Company for vote, any Excess Shares (as determined as of the time of the applicable stockholder vote) in the same proportion of “for” and “against” votes as the stockholders of the Company vote their shares on such matter (after excluding the votes of Investor and any of its Affiliates). For the avoidance of doubt, the voting obligations contained in this Section 2.1 shall not apply to any shares of Common Stock directly or indirectly owned by Investor or its Affiliates other than the Excess Shares and Investor and its Affiliates shall be permitted to vote such other shares in such manner as they determine in their sole discretion.

(b)     For the purposes of this Agreement, “Excess Shares” shall mean, as of any time (the “Determination Date”), any shares of Common Stock that (i) are directly or indirectly acquired by Investor or its Affiliates pursuant to either the Warrant Agreement or its rights as Backstop Agent in Section 4 hereof and (ii) when combined with all other shares of Common Stock owned directly or indirectly by Investor and its Affiliates as of the applicable Determination Date, entitle Investor, together with its Affiliates, to ownership of, and the unrestricted right to vote, the greater of (1) 33% of the outstanding Common Stock as of the applicable Determination Date and (2) 14,201,515 shares of Common Stock.

(c)     For the purposes of this Agreement, the “Voting Period” shall mean the period beginning on the date that Investor or one of its Affiliates first acquires ownership of an Excess Share and ending on the two year anniversary of such date.

2.2.     Notice of Vote; Irrevocable Proxy. In order to allow Investor to vote the Excess Shares in the manner provided for in Section 2.1, prior to Investor being required to vote the Excess Shares in accordance with Section 2.1, the Company shall provide Investor with written notice stating the manner in which the stockholders of the Company have elected to vote (after excluding the votes of Investor and any of its Affiliates) on any matter properly brought before the stockholders of the Company for vote. Subject to the last sentence of this Section 2.2, by execution and delivery of this Agreement, the Investor does hereby appoint the Company, with full power of substitution and resubstitution, as the Investor’s true and lawful attorney and irrevocable proxy, to the fullest extent of the Investor’s rights with respect to the Excess Shares, to vote each of the Excess Shares solely with respect to the matters set forth in Section 2.1 hereof. The Investor intends this proxy to be irrevocable and coupled with an interest hereunder until the expiration of the Voting Period, at which time this irrevocable proxy shall automatically terminate. Notwithstanding anything to the contrary provided herein, this proxy shall be effective only if the Investor (A) fails to appear or otherwise fails to cause any Excess Shares to be counted as present for purposes of calculating a quorum at a meeting of the Company’s stockholders, or (B) fails to vote any Excess Shares in accordance with Section 2.1. The Investor hereby revokes any proxies previously granted by the Investor with respect to the Excess Shares, and represents to the Company that none of such previously-granted proxies are irrevocable.

Section 3.     RIGHT OF FIRST OFFER ON SUBSEQUENT ISSUANCES

3.1.     General.

(a)     During the period beginning on the Effective Date and ending on the three year anniversary of the Effective Date, Investor (or its designees) shall have the right, in its sole discretion, to purchase its Pro Rata Share (as of immediately prior to the issuance of any New Securities) of all or any part of any New Securities that the Company may from time to time issue or sell after the Effective Date.

(b)     For purposed of this Agreement, “New Securities” shall mean any shares of Common Stock or preferred stock of the Company, whether or not now authorized, and rights, options or warrants to purchase such Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or preferred stock; provided, that the term “New Securities” does not include:

(i)     shares of Common Stock issued pursuant to the Warrant Agreement;

(ii)     shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations) issued directly or upon the exercise of options to directors, officers, employees, or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, in each case authorized by the Board and, if applicable, the stockholders of the Company, including, without limitation, pursuant to any of the Company’s stock compensation plans as described in the Company’s filings under the Securities Exchange Act of 1934, as amended; and

(iii)     shares of the Company’s Common Stock issued in connection with any stock split or stock dividend.

(c)     For purposes of this Agreement, Investor’s “Pro Rata Share” shall mean, as of any time, the ratio of (i) the number of fully-diluted shares of Common Stock directly or indirectly owned by Investor and its Affiliates as of such time to (ii) the number of fully-diluted shares of Common Stock actually outstanding as of such (excluding and shares of Common Stock owned or held by or for the account of the Company or any of its controlled subsidiaries as of such time); provided that for purposes of this definition, “fully-diluted shares of Common Stock” shall only include shares of Common Stock underlying rights, options or warrants to purchase such Common Stock, and securities of any type whatsoever that are, or may become, convertible into Common Stock, to that extent that (x) all applicable vesting requirements have been satisfied and (y) the per share value of the Common Stock as of such time (which shall be deemed to be the closing price of a share of Common Stock on any stock exchange or automated quotation system on which the Common Stock is then listed or quoted) exceeds the exercise or conversion price per share of Common Stock for such rights, options or warrants to purchase such Common Stock, or securities of any type whatsoever that are, or may become, convertible into Common Stock, in each case, as of such time.

3.2.     Procedures.

(a)     If the Company proposes to undertake an issuance of New Securities, it shall give written notice to Investor of its intention to issue New Securities (the “ROFO Notice”), describing the type of New Securities and the price and the terms upon which the Company proposes to issue such New Securities. Investor (or its designee) shall have 15 days from receipt of any such ROFO Notice to agree to purchase up to Investor’s Pro Rata Share of such New Securities for the price and upon the terms specified in the ROFO Notice by giving written notice to the Company and stating in such notice the quantity of New Securities to be purchased (not to exceed Investor’s Pro Rata Share).

(b)     If Investor (or its designee) fails to provide such written notice within such 15 day period or provides written notice that it elects not to purchase all or any portion of the New Securities, then the Company shall have 90 days from the expiration of the periods set forth above to sell all or any New Securities that were not agreed to be purchased by Investor, at a price not less than, and upon terms not materially more favorable to the purchasers of such New Securities than, specified in the ROFO Notice. If the Company has not issued and sold such New Securities within such period, then after such period the Company shall not issue or sell any New Securities without again first complying with this Section 3.

(c)     If Investor (or its designee) provides written notice within such 15 day period that it elects to purchase any or all of the New Securities, then the Company and Investor (or its designee) shall promptly thereafter proceed to consummate the sale or issuance of New Securities by the Company to Investor (or its designee) on the terms set forth in the ROFO Notice. The Company and its board of directors shall also take all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter, bylaws or similar charter documents or the laws of its state of incorporation that is or could become applicable to the Company as a result of the Company and Investor (or its designee) consummating any such sale or issuance of New Securities by the Company to Investor (or its designee). Any such sale or issuance to Investor (or its designee) shall be subject to compliance with applicable federal and state securities laws.

Section 4.     EXCLUSIVE RIGHT TO PROVIDE BACK STOP.

4.1.     General.

(a)     During the period beginning on the Effective Date and ending on the three year anniversary of the Effective Date, Investor (or its designee) shall have the right, in its sole discretion, to serve as the exclusive Backstop Agent for any of the unsubscribed portion of New Securities in any Rights Offering; provided, however, that Investor shall only have the right to so serve as Backstop Agent to the extent such backstop would not result in the impairment of any net operating losses of the Company.

(b)     For purposes of this Agreement, “Backstop Agent” means any person or entity that is engaged to purchase the unsubscribed portion of any rights offered in any Rights Offering.

(c)     For purposes of this Agreement, “Rights Offering” means any issuance of rights offered to the Company’s stockholders that entitles them to purchase New Securities in proportion to their existing holdings, or any other similar issuance to the Company’s stockholders (excluding any rights or securities issued pursuant to the Company’s Second Amended and Restated Rights Agreement by and between the Company and Computershare Trust Company, N.A., as Rights Agent, as amended from time to time, or any “poison pill” or similar stockholder rights plan now or hereafter in effect).

4.2.      Procedures.

(a)     If the Company proposes to undertake a Rights Offering with one or more Backstop Agents, it shall give written notice to Investor of its intention to undertake the Rights Offering (the “Rights Offering Notice”), describing the price and the terms upon which the Company proposes to offer New Securities in the Rights Offering and the terms on which the Company proposes to engage a Backstop Agent(s) for the Rights Offering. Investor (or its designee) shall have 15 days from receipt of any such Rights Offering Notice to agree to serve as the or a Backstop Agent for the Rights Offering upon the terms specified in the Rights Offering Notice by giving written notice to the Company and stating in such notice the portion of the Rights Offering for which Investor will serve as Backstop Agent.

(b)     If Investor (or its designee) fails to provide such written notice within such 15 day period or provides written notice that it elects not to serve as Backstop Agent for all or any portion of the Rights Offering, then the Company shall have 90 days from the expiration of the periods set forth above to engage other Backstop Agents as to any portion of the Rights Offering to which Investor has agreed to serve as Backstop Agent and to consummate the Rights Offering, in each case, upon terms not materially more favorable to the other Backstop Agents and the stockholders of the Company than specified in the Rights Offering Notice. If the Company has not consummated the Rights Offering within such period, then after such period the Company shall not commence any Rights Offering without again first complying with this Section 4.

(c)     If Investor (or its designee) provides written notice within such 15 day period that it elects to serve as Backstop Agent for all or any portion of the Rights Offering, then the Company and Investor (or its designee) shall promptly thereafter execute and deliver a customary engagement letter providing for the terms on which Investor (or its designee) will serve as Backstop Agent. The Company and its board of directors shall also take all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter, bylaws or similar charter documents or the laws of its state of incorporation that is or could become applicable to the Company as a result of the Company and Investor (or its designee) consummating any such Rights Offering (including the issuance of any New Securities by the Company to Investor (or its designee) in connection with any such Rights Offering). Any such engagement shall be subject to compliance with applicable federal and state securities laws.

Section 5.     GENERAL PROVISIONS.

5.1.     Termination. This Agreement shall remain in effect until the earliest to occur of (a) immediately prior to the closing of (i) the sale of the Company (through a merger, consolidation, sale of all or substantially all of its assets or stock or similar transaction); (ii) the acquisition by a single purchaser of all of the issued and outstanding shares of Common Stock; (b) at any time indicated in the written agreement of the Company and Investor; (c) the effective time of any liquidation, winding up or dissolution of the Company; and (d) the seven year anniversary of the Effective Date.

5.2.     Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs of this Agreement and exhibits and schedules attached to this Agreement, all of which exhibits and schedules are incorporated in this Agreement by this reference.

5.3.     Assignment. To the fullest extent permitted by law, this Agreement shall not be assigned by either Party without the prior written consent of the other Party; provided that Investor shall be entitled to assign all or any part of this Agreement to any of its Affiliates; provided further that in connection with any permitted transfer of Excess Shares to any Affiliate of the Investor, such Affiliate shall, as a condition to such transfer, agree to perform the Investor’s obligations hereunder with respect to such Excess Shares, including with respect to the Investor’s obligations under Section 2 . The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and Investor and their respective successors and permitted assigns.

5.4.     Notices. All notices, requests, consents, demands and other communications required or permitted under this Agreement shall be in writing, unless otherwise specifically provided in the Agreement, and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to the Company at the address of the Company specified below and to Investor at the address specified below (unless changed by similar notice in writing given by the particular person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of facsimile, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail.

If to the Company:

SWK Holdings Corporation

15770 North Dallas Parkway

Suite 1290

Dallas, Texas 75248

Attention: J. Brett Pope, Chief Executive Officer

Facsimile: (972) 687-7255

With a copy to (which shall not constitute notice):

Holland & Knight LLP

300 Crescent Court, Suite 1100

Dallas, Texas 75201

Attention: Ryan Magee

Facsimile: (214) 964-9501

If to Investor:

c/o Carlson Capital, L.P.

2100 McKinney Avenue

Suite 1800

Dallas, Texas 75201

Attention: Christopher W. Haga; and G. Thomas Cason, III, General Counsel’s Office

Facsimile: (214) 932-9712

5.5.     No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity not a Party hereto.

5.6.     Specific Performance. Each of the Company and Investor acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, the other Party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction. The rights and remedies provided in this Agreement are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

5.7.     No Waiver. No failure or delay (whether by course of conduct or otherwise) by a Party in exercising any right, power or remedy that such Party may have under the Agreement shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by a Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of the Agreement and no consent to any departure therefrom shall ever be effective unless it is in writing, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Party shall in any case entitle any Party to any other or further notice or demand in similar or other circumstances. This Agreement sets forth the entire understanding between the Parties hereto with respect to the transactions contemplated herein and supersede all prior discussions and understandings with respect to the subject matter hereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement shall be valid or effective against any Party hereto unless the same is in writing and signed by such Party.

5.8.     Governing Law; Submission to Process. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Party hereby irrevocably (a) submits itself to the non-exclusive jurisdiction of the state and federal courts sitting in Dallas County, Texas, (b) agrees and consents that service of process may be made upon it in any legal proceeding relating to the Agreement by any means allowed under Delaware or federal law, and (c) waives any objection that it may now or hereafter have to the venue of any such proceeding being in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

5.9.     Severability. If any term or provision of this Agreement shall be determined to be illegal or unenforceable all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

5.10.     Counterparts; Fax. This Agreement may be separately executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement. This Agreement may be validly executed and delivered in counterparts exchanged via facsimile, electronic mail in portable document format (.pdf) or other electronic transmission, each of which counterparts shall be deemed originals for all purposes.

5.11.     Waiver of Jury Trial, Punitive Damages, etc. Each Party hereby knowingly, voluntarily, intentionally, and irrevocably (a) waives, to the maximum extent not prohibited by law, any right it may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly at any time arising out of, under or in connection with the Agreement or any transaction contemplated thereby or associated therewith, before or after maturity; (b) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any “Special Damages” as defined below, (c) certifies that no Party hereto nor any representative or agent or counsel for any Party hereto has represented, expressly or otherwise, or implied that such Party would not, in the event of litigation, seek to enforce the foregoing waivers, and (d) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section. As used in this Section, “Special Damages” includes all special, consequential, exemplary, or punitive damages (regardless of how named), but does not include any payments or funds which any Party hereto has expressly promised to pay or deliver to any other Party hereto.

5.12.     Entire Agreement. This Agreement, together with all exhibits and schedules to this Agreement, constitutes the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter of this Agreement.

[Signature page follows.]IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SWK HOLDINGS CORPORATION

By:	/s/ J. Brett Pope
Name: J. Brett Pope
Title: Chief Executive Officer

INVESTOR:

Double Black Diamond, L.P.

By:	Carlson Capital, L.P., its Investment Advisor

By:	Asgard Investment Corp. II, its General Partner

By:	/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

Double Black Diamond OFFSHORE LtD.

By:	Carlson Capital, L.P., its Investment Advisor

By:	Asgard Investment Corp. II, its General Partner

By:	/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President

Black Diamond OFFSHORE, LTD.

By:	Carlson Capital, L.P., its Investment Advisor

By:	Asgard Investment Corp. II, its General Partner

By:	/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President